EXHIBIT 23(m)





                               CMG INVESTORS TRUST

      Plan of Distribution Pursuant to Rule 12b-1 and Related Agreement for
                      CMG Money Market Fund -Advisor Shares

                    WHEREAS, CMG Investors Trust (the "Trust") is registered as an open-end, management investment company under the Investment Company Act of 1940 (the "Act"); and

                  WHEREAS, the Trust has adopted this plan of distribution pursuant to Rule 12b-1 under the Act (the "Plan") to authorize its series known as CMG Money Market Fund, (the "Fund") to utilize its assets attributable to the Advisor Shares to finance the distribution of the Advisor shares of the Fund to investors; and

                  WHEREAS, Ambac Securities, Inc. (the "Distributor") serves as the distributor of shares of the Fund; and

                   WHEREAS, the Trust has determined to use its authority under the Plan to make payments to the Distributor in order to compensate the Distributor for services it renders in connection with the distribution of shares of the Fund and in recognition of expenses that it incurs in connection therewith; and

                  WHEREAS, the Board of Trustees of the Trust, including a majority of the trustees who are not "interested persons, " as defined by the Act, of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto, have determined and to enter into an agreement pursuant to the Plan with the Distributor (the "Agreement"); and

                  WHEREAS the Distributor desires to enter into the Agreement on the terms and conditions set forth below;

                  NOW, THEREFORE, the Trust, on behalf of the Fund, and the Distributor hereby enter into the Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-l under the Act, and provide and agree as follows:


                  SECTION 1. FINANCING OF DISTRIBUTION SERVICES. The Fund is hereby authorized to use its assets attributable to the Advisor Shares to finance certain activities in connection with the distribution of the Advisor Shares, as specified below. In this regard, the Fund may make payments to the Distributor to compensate the Distributor for the services that it provides and the expenses that it bears in connection with the distribution of shares of the Fund. The Fund is making the payments provided for herein primarily in recognition of the fact that the Distributor pays compensation to brokers, dealers and other financial institutions whose customers purchase Advisor Shares, in consideration of such entities providing various services either to shareholders of the Fund or to the Distributor, which services are primarily intended to result in, or that are primarily attributable to, the sale of Advisor Shares ("Selling Services"). Selling Services, as used in this plan, include, but are not limited to: (a) the printing and distribution to prospective investors in Advisor Shares of prospectuses and statements of additional information that are used in connection with sales of Advisor Shares;
(b) the preparation, including printing, and distribution of sales literature and media advertisements relating to Advisor Shares; and (c) expenses and other services relating to distributing Advisor Shares.

                  SECTION 2. PAYMENTS UNDER THE PLAN. The maximum amount of payments made pursuant to the Plan shall be as follows:

         Under the Plan, the Fund is authorized to expend its assets attributable to Advisor Shares in an amount which shall not exceed the annual rate of 0.25% of the average daily net asset value of shares of the Fund.

         For purposes of determining the amounts payable under the Plan, the net asset value of the Advisor Shares of the Fund shall be computed in the manner specified in the Fund's then current prospectus and statement of additional information.

                  SECTION 3. PAYMENTS TO THE DISTRIBUTOR. In consideration of services provided by the Distributor, the Trust on behalf of the Fund agrees to pay a monthly fee to the Distributor which fee shall be computed at the annual rate of 0.25% of the average daily net asset value attributable to Advisor Shares.

                  SECTION 4. REPORTS OF DISTRIBUTOR. So long as the Plan and the Agreement are in effect, the Distributor shall provide to the Board of Trustees of the Trust, and the trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the Agreement, and the purposes for which such expenditures were made. Such report shall identify each entity providing services as described in Section 1 above, the nature of those services and the amounts paid to such entity by the Distributor.

                  SECTION 5. EFFECTIVENESS OF PLAN AND AGREEMENT. The Plan as amended and the Agreement shall each become effective on [ ].

                  SECTION 6. CONTINUANCE OF PLAN AND AGREEMENT. The Plan and the Agreement shall remain in effect until March 31, 2003, unless terminated prior thereto in accordance with Section 8, and shall continue in effect from year to year thereafter, provided that such continuance is specifically approved at least annually by the Board of Trustees in the manner specified by Rule 12b-l under the Act.

                  SECTION 7. AMENDMENTS. The Plan and the Agreement may be amended at any time by the Board of Trustees; provided that: (a) any amendment to increase materially the amount to be spent hereunder by a Fund shall be approved by a vote of a majority of the outstanding shares of that Fund; (b) any amendment of the terms of the Plan or the Agreement shall be approved by the Board of Trustees in the manner specified by Rule 1 2b-1 under the Act; and (c) any amendment of the Agreement shall also require the approval of the Distributor.

                  SECTION 8. TERMINATION. The Plan is terminable as to the Fund, without penalty, at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or (b) a vote of a majority of the outstanding shares of the Fund. The Agreement may be terminated as to the Fund by the Distributor or by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or (b) a vote of a majority of the outstanding shares of the Fund, without penalty, at any time upon 30 days' written notice.

                  SECTION 9. SELECTION/NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the non-interested Trustees then serving as such.

                  SECTION 10. ASSIGNMENT. The Plan shall remain in effect as such, so as to authorize the use of Fund assets in the amounts and for the purposes set forth herein, notwithstanding the termination of the Agreement or the occurrence of an "assignment, " as defined by the Act and the rules thereunder, of the Agreement. However, the Agreement shall terminate automatically on the event of its "assignment," as defined by the Act and the rules thereunder. Upon a termination of the Agreement, the Fund may continue to make payments pursuant to the Plan to the Distributor only upon the approval of a new agreement. However, in lieu of such an agreement, the Trust may adopt other arrangements regarding the use of the amounts authorized to be paid by a Fund hereunder. Any new agreement or other arrangements shall be subject to approval by the Board of Trustees of the Trust, in the manner specified by Rule 12b-1 under the Act.

                  SECTION 11.  MISCELLANEOUS.

         a. The captions in this Plan and Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         b. The Declaration of Trust of CMG Investors Trust states and notice is hereby given that the Agreement is not executed on behalf of the trustees of the Trust as individuals, and the obligations of the Trust and under the Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the series of the Trust to which such obligations relate.

         c. The Plan and the Agreement shall be interpreted in accordance with the laws of the State of New York, without reference to conflict of law principles, and by the applicable provisions of the Act. To the extent that the law of the State of New York conflict with the applicable provisions of the Act, the latter shall control.

         IN WITNESS WHEREOF, the Trust and the Distributor have entered into, executed and delivered the Agreement, as of March [ ], 2002.


                                     CMG INVESTORS TRUST
                                     on behalf of

                                     CMG Money Market Fund - Advisor Shares

                                     By:
                                             -----------------------------------
                                     Name:




                                     AMBAC SECURITIES, INC.

                                     By:
                                             -----------------------------------
                                     Name:  Kevin James Burke
                                     Title  CEO